Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Vice President of Investor Relations

225-298-5318

kinda@he-equipment.com

H&E Equipment Services Reports Second Quarter 2017 Results

BATON ROUGE, Louisiana — (July 27, 2017) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the second quarter ended June 30, 2017.

SECOND QUARTER 2017 SUMMARY

•	Revenues increased 3.0% to $249.4 million versus $242.1 million a year ago.

•	Net income was $9.9 million in the second quarter compared to net income of $7.5 million a year ago.

•	Adjusted EBITDA increased 9.1% to $79.1 million in the second quarter compared to $72.5 million a year ago, yielding a higher margin of 31.7% of revenues compared to 29.9% a year ago.

•	Rental revenues increased 8.9% to $118.4 million in the second quarter compared to $108.7 million a year ago.

•	New equipment sales decreased 8.5% to $45.7 million in the second quarter compared to $49.9 million a year ago.

•	Used equipment sales increased 1.4% to $24.1 million in the second quarter compared to $23.8 million a year ago.

•	Gross margin was 35.0% compared to 33.8% a year ago.

•	Rental gross margins were 47.6% in the second quarter of 2017 compared to 46.9% a year ago.

•	Average time utilization (based on original equipment cost) was 72.2% compared to 70.1% a year ago. Average time utilization (based on units available for rent) was 69.9% compared to 67.5% last year.

•	Average rental rates increased 0.3% compared to a year ago and 0.3% sequentially.

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H&E Equipment Services Reports Second Quarter 2017 Results

July 27, 2017

•	Dollar utilization was 34.9% in the second quarter compared to 33.9% a year ago.

•	Average rental fleet age at June 30, 2017, was 33.8 months compared to an industry average age of 43.2 months.

John Engquist, H&E Equipment Services’ chief executive officer, said, “Demand in the non-residential construction markets we serve was strong during the second quarter and as a result, rental revenues increased 8.9%, physical utilization increased 210 basis points, and rental gross margins increased to 47.6%. We also achieved a 0.3% positive increase in rental rates compared to a year ago and compared to the first quarter of this year. We were very pleased to see positive rates this early in the year.”

Engquist concluded, “As we move into the second half of the year, we believe the trends in our business and the optimism in our end-user markets remain positive. We are also extremely excited about our pending acquisition of Neff Corporation, which we expect will significantly penetrate and grow our business in strategic business segments.”

FINANCIAL DISCUSSION FOR SECOND QUARTER 2017:

Revenue

Total revenues increased 3.0% to $249.4 million in the second quarter of 2017 from $242.1 million in the second quarter of 2016. Equipment rental revenues increased 8.9% to $118.4 million compared with $108.7 million in the second quarter of 2016. New equipment sales decreased 8.5% to $45.7 million from $49.9 million a year ago. Used equipment sales increased 1.4% to $24.1 million compared to $23.8 million a year ago. Parts sales increased 4.9% to $28.0 million from $26.7 million in the second quarter of 2016. Service revenues decreased 5.9% to $15.9 million compared with $16.9 million a year ago.

Gross Profit

Gross profit increased 6.9% to $87.3 million from $81.7 million in the second quarter of 2016. Gross margin was 35.0% for the quarter ended June 30, 2017, as compared to 33.8% for the quarter ended June 30, 2016. On a segment basis, gross margin on rentals was 47.6% in the second quarter of 2017 compared to 46.9% in the second quarter of 2016. On average, rental rates were 0.3% higher than rates in the second quarter of 2016. Time utilization (based on original equipment cost) was 72.2% in the second quarter of 2017 compared to 70.1% a year ago. Time utilization (based on units available for rent) was 69.9% in the second quarter of 2017 compared to 67.5% a year ago.

Gross margins on new equipment sales increased to 11.4% in the second quarter compared to 10.7% a year ago. Gross margins on used equipment sales increased to 29.5% compared to 29.0% a year ago. Gross margins on parts sales decreased to 27.2% in the second quarter of 2017 compared to 27.9% in the second quarter of 2016. Gross margins on service revenues increased to 66.7% for the second quarter of 2017 compared to 64.7% in the second quarter of 2016.

Rental Fleet

At the end of the second quarter of 2017, the original acquisition cost of the Company’s rental fleet was $1.4 billion, an increase of $73.8 million from the end of the second quarter of 2016. Dollar utilization was 34.9% compared to 33.9% for the second quarter of 2016.

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H&E Equipment Services Reports Second Quarter 2017 Results

July 27, 2017

Selling, General and Administrative Expenses

SG&A expenses for the second quarter of 2017 were $59.8 million compared with $57.0 million the prior year, a $2.8 million, or 4.8%, increase. SG&A expenses in the second quarter of 2017 increased as a percentage of total revenues to 24.0% compared to 23.6% the prior year. Expenses related to new branch expansions increased $0.8 million compared to a year ago. Excluding transaction costs of $2.2 million related to the Neff acquisition, SG&A expenses for the second quarter were $57.6 million and 23.1% as a percentage of total revenues.

Income from Operations

Income from operations for the second quarter of 2017 increased 13.0% to $28.7 million, or 11.5% of revenues, compared to $25.4 million, or 10.5% of revenues, a year ago.

Interest Expense

Interest expense was $13.4 million for the second quarters of both 2017 and 2016.

Net Income

Net income was $9.9 million, or $0.28 per diluted share, in the second quarter of 2017 compared to net income of $7.5 million, or $0.21 per diluted share, in the second quarter of 2016. The effective income tax rate decreased to 37.0% in the second quarter of 2017 compared to 41.0% a year ago due primarily to an increase in favorable permanent differences and lower state income taxes.

Adjusted EBITDA

Adjusted EBITDA for the second quarter of 2017 increased 9.1% to $79.1 million compared to $72.5 million in the second quarter of 2016. Adjusted EBITDA as a percentage of revenues was 31.7% compared with 29.9% in the second quarter of 2016.

Non-GAAP Financial Measures

This press release contains certain Non-GAAP measures (Adjusted EBITDA and EBITDA). Please refer to our Current Report on Form 8-K for a description of these measures and of our use of these measures. These measures as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. Additionally, these Non-GAAP measures are not a measurement of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP.

Conference Call

The Company’s management will hold a conference call to discuss second quarter results today, July 27, 2017, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 719-325-2458 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on July 27, 2017, and will continue through August 2, 2017, by dialing 719-457-0820 and entering the confirmation code 3245669.

The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com on July 27, 2017, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 78 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf

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H&E Equipment Services Reports Second Quarter 2017 Results

July 27, 2017

Coast, Mid-Atlantic and Southeast regions. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and services support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and services operations.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations are forward-looking statements. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend”, “foresee” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction and industrial activity in the markets where we operate in North America; (2) our ability to forecast trends in our business accurately, and the impact of economic downturns and economic uncertainty in the markets we serve; (3) the impact of conditions in the global credit and commodity markets and their effect on construction spending and the economy in general; (4) relationships with equipment suppliers; (5) increased maintenance and repair costs as we age our fleet and decreases in our equipment’s residual value; (6) our indebtedness; (7) risks associated with the expansion of our business; (8) our possible inability to integrate any businesses we acquire; (9) competitive pressures; (10) security breaches and other disruptions in our information technology systems; (11) adverse weather events or natural disasters; (12) compliance with laws and regulations, including those relating to environmental matters and corporate governance matters; (13) the anticipated benefits of our proposed merger with Neff Corporation and the impact of the proposed merger on our earnings, capital structure, strategic plan and results of operations; (14) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the failure of the closing conditions included in the merger agreement to be satisfied (or any material delay in satisfying conditions), a failure to obtain the necessary financing to consummate the merger or any other failure to consummate the transactions contemplated thereby, including as a result of Neff receiving a superior offer during the “go-shop” period; (15) the significant indebtedness of the combined company, including the indebtedness to be incurred in the proposed financing of the merger, and the amount of the costs, fees, expenses and charges related to the merger; and (16) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K and other periodic reports. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

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H&E Equipment Services Reports Second Quarter 2017 Results

July 27, 2017

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues:
Equipment rentals	$118,370	$108,650	$225,687	$211,488
New equipment sales	45,669	49,893	79,943	107,072
Used equipment sales	24,106	23,769	52,969	51,343
Parts sales	27,969	26,654	53,300	54,623
Service revenues	15,944	16,945	31,024	33,246
Other	17,305	16,184	33,268	31,333

Total revenues	249,363	242,095	476,191	489,105

Cost of revenues:
Rental depreciation	41,838	39,675	82,741	79,172
Rental expense	20,162	18,021	38,536	34,784
New equipment sales	40,450	44,531	70,831	95,005
Used equipment sales	17,002	16,875	36,863	35,387
Parts sales	20,358	19,213	38,571	39,476
Service revenues	5,332	5,990	10,331	11,291
Other	16,881	16,082	33,306	31,138

Total cost of revenues	162,023	160,387	311,179	326,253

Gross profit	87,340	81,708	165,012	162,852

Selling, general, and administrative expenses	59,807	57,049	117,125	116,423
Gain on sales of property and equipment, net	1,135	712	2,106	1,374

Income from operations	28,668	25,371	49,993	47,803

Interest expense	(13,373)	(13,353)	(26,605)	(26,760)
Other income, net	373	689	810	1,119

Income before provision for income taxes	15,668	12,707	24,198	22,162

Provision for income taxes	5,790	5,204	8,930	9,085

Net income	$9,878	$7,503	$15,268	$13,077

NET INCOME PER SHARE
Basic – Net income per share	$0.28	$0.21	$0.43	$0.37

Basic – Weighted average number of common shares outstanding	35,473	35,354	35,469	35,347

Diluted – Net income per share	$0.28	$0.21	$0.43	$0.37

Diluted – Weighted average number of common shares outstanding	35,631	35,480	35,626	35,439

Dividends declared per common share	$0.275	$0.275	$0.55	$0.55

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H&E Equipment Services Reports Second Quarter 2017 Results

July 27, 2017

H&E EQUIPMENT SERVICES, INC.

SELECTED BALANCE SHEET DATA (unaudited)

(Amounts in thousands)

	June 30,	December 31,
	2017	2016
Cash	$6,995	$7,683
Rental equipment, net	902,378	893,816
Total assets	1,292,061	1,241,611
Total debt (1)	796,449	794,346
Total liabilities	1,150,840	1,098,846
Stockholders’ equity	141,221	142,765
Total liabilities and stockholders’ equity	$1,292,061	$1,241,611

(1)	Total debt consists of the amounts outstanding on the senior secured credit facility, capital lease obligations and the aggregate amount outstanding on the senior unsecured notes.

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net income	$9,878	$7,503	$15,268	$13,077
Interest expense	13,373	13,353	26,605	26,760
Provision for income taxes	5,790	5,204	8,930	9,085
Depreciation	47,858	46,437	94,856	92,636

EBITDA	$76,899	$72,497	$145,659	$141,558

Transaction costs - NEFF	2,200	—	2,200	—

Adjusted EBITDA	$79,099	$72,497	$147,859	$141,558

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